Exhibit 99.2

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama
(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp Inc.'s Stockholders and Investors Bank's Depositors Approve the Plan of Conversion; Investors Bancorp, Inc. Announces Stock Offering Results and Expected Closing Date

Short Hills, N.J. - (PR NEWSWIRE) - May 1, 2014 - Investors Bancorp, Inc. (the “Company”) (Nasdaq: ISBC), a Delaware corporation and the holding company of Investors Bank (the "Bank"), announced today that its stockholders and the depositors of the Bank each approved the plan of conversion pursuant to which the Company will reorganize into a stock holding company, New Investors Bancorp, Inc. (“New Investors Bancorp”), a Delaware corporation, with the Bank becoming its wholly owned subsidiary. The Company also announced that its stockholders and the Bank's depositors have each approved the contribution to Investors Charitable Foundation of 1,000,000 shares of New Investors Bancorp common stock and $10.0 million in cash.

In addition, the Company announced that New Investors Bancorp intends to sell an aggregate of 219,580,695 shares of its common stock at $10.00 per share, including 6,617,421 shares to be purchased by the Bank’s Employee Stock Ownership Plan, for gross offering proceeds of approximately $2.20 billion. A total of 85,574,890 shares of common stock will be sold in the firm commitment underwritten offering, for which RBC Capital Markets, Keefe, Bruyette & Woods, and Sandler O'Neill & Partners, L.P. acted as joint book-running managers, Barclays, Deutsche Bank Securities, and J.P. Morgan acted as joint lead managers, and Sterne Agee and Boenning & Scattergood, Inc. acted as co-managers. The Company received orders from depositors for 127,388,384 shares of common stock in the subscription offering, for which Keefe, Bruyette & Woods acted as selling agent. All orders properly executed in the subscription offering will be filled in full.

Concurrent with the completion of the offering, owners of shares of the Company's common stock (other than Investors Bancorp, MHC) will receive 2.5500 shares of New Investors Bancorp common stock for each share of the Company’s common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange

Exhibit 99.2

of shares, New Investors Bancorp will have approximately 358,201,777 shares outstanding after giving effect to the transaction.

The transaction is scheduled to close after the close of the business day on May 7, 2014, at which time Investors Bancorp, MHC and the Company will cease to exist and New Investors Bancorp will become the fully public stock holding company of Investors Bank. The shares of common stock of the Company will continue to trade under the trading symbol “ISBC”, CUSIP #46146P102, on the Nasdaq Global Select Market until the settlement date of May 7, 2014. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on May 8, 2014 under the trading symbol "ISBC", CUSIP # 46146L101.

All shares of New Investors Bancorp, Inc. will be in book-entry form and paper stock certificates will not be issued. Statements reflecting ownership of shares of common stock purchased in the subscription and resolicitation offerings are expected to be mailed to subscribers on or about May 9, 2014. Current holders of the Company’s stock holding shares in street name or in book-entry form will receive shares of New Investors Bancorp within their accounts. Current holders of the Company’ stock holding shares in certificated form will be mailed a letter of transmittal following the closing of the transaction and will receive ownership statements reflecting their shares of New Investors Bancorp common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New Investors Bancorp's transfer agent.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and over 129 offices located throughout New Jersey and New York. Investors Bank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Investors Bancorp and Investors Bank on the internet at www.myinvestorsbank.com under About Us.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "anticipate," and "believe," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve the risk of delays in proceeding with the closing of the offering within the timeframe outlined, and other risks identified in the prospectus relating to the offering. Investors Bancorp undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.